Exhibit (d)(iii)(b)

LWI FINANCIAL INC.
3055 Olin Avenue, Suite 2000
San Jose, CA 95128

Tel: 408 260-3100
Fax: 408 247-1108
Toll free: 800 366-7266

www.loringward.com

December 9, 2014

Board of Trustees
SA Funds – Investment Trust
3055 Olin Ave., Suite 2000
San Jose, CA 95128

RE: Fee Waiver and Expense Reimbursement

Dear Gentlemen,

Each fund listed on the attached Schedule A (each, a “Fund”) is a series of the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”). The Trust, on behalf of each Fund, has entered into an investment advisory and administrative agreement with LWI Financial Inc. (“LWIF”), whereby LWIF provides investment advisory and administrative services to each Fund (the “Advisory Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Advisory Agreement.

LWIF hereby agrees with respect to each Fund, for so long as this letter agreement is in effect, to waive the administration fee payable to it under the Advisory Agreement. With respect to other expenses, LWIF hereby agrees with respect to each Fund, for so long as this letter agreement is in effect, to waive the advisory fee payable to it under the Advisory Agreement with respect to the Fund and/or to reimburse the operating expenses allocable to the Fund so that the Fund’s total annual operating expenses related to investments in Affiliated Fund Assets (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses and any other expenses related to investments in Other Assets, and extraordinary expenses) do not exceed the total annual acquired fund fees and expenses related to the Fund’s investments in Affiliated Fund Assets.

The foregoing expense limitations shall remain effective with respect to each Fund for a period of ten (10) years from the date the first Fund commences operations. This letter agreement may only be amended or terminated in writing by both parties hereto.

This letter agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of California, except insofar as federal laws and regulations are controlling.

Exhibit (d)(iii)(b)

LWI FINANCIAL INC.
3055 Olin Avenue, Suite 2000
San Jose, CA 95128

Tel: 408 260-3100
Fax: 408 247-1108
Toll free: 800 366-7266

www.loringward.com

If you are in agreement with the foregoing, please sign the form of acceptance in the counterpart listed below, and return the same to LWIF.

Best regards,

LWI FINANCIAL INC.		The foregoing agreement is hereby accepted as of December 9, 2014:

By:	/s/ Alexander B. Potts	SA FUNDS – INVESTMENT TRUST
Name:	Alexander B. Potts	on behalf of each Fund listed in Schedule A to this agreement
Title:	President & Chief Executive Officer	By:	/s/ Christopher D. Stanley
		Name:	Christopher D. Stanley
		Title:	Vice President

SCHEDULE A

Funds

SA Worldwide Conservative Fund
SA Worldwide Moderate Fund
SA Worldwide Equity Fund